Exhibit 99.1

Media contact:	Michael J. Olsen, Sr. Vice President of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Manager of Investor Relations, (218) 739-8481 or (800) 664-1259

For release: September 8, 2011

Otter Tail Corporation Announces Resignation of John Erickson as CEO,

Erickson to continue service on Board of Directors

Current board member Edward J. McIntyre to serve as interim CEO

FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced the resignation of John Erickson as president and CEO. Erickson will continue his service on the board of directors. The board has appointed current director Edward J. (“Jim”) McIntyre to serve as interim CEO. McIntyre is retired vice president and former chief financial officer of Xcel Energy. The board has begun the search process for a permanent CEO.

“After discussions with the board of directors, John and the board determined that Otter Tail Corporation would be best served by new leadership to move the corporation’s strategy forward. The task of the CEO is at best difficult; the economic downturn has made it considerably more demanding. We thank John for his more than 30 years of service to Otter Tail Power Company and Otter Tail Corporation. He has served our customers, employees, shareholders and communities with a high degree of dedication and integrity, and we look forward to his continued contributions as a member of the Otter Tail Corporation board,” said John MacFarlane, chairman of the board of directors.

MacFarlane added, “The board fully endorses the refined strategic direction that Otter Tail Corporation is pursuing. This strategy will narrow our portfolio of businesses, tighten and enhance oversight in our operations, and allow us to pursue investment opportunities in our electric utility. As we begin the search process for a permanent CEO, we are fortunate to have the seasoned leadership of Jim McIntyre to continue to implement the initiatives that are part of this new direction.” McIntyre, 60, has spent nearly 30 years in the utility industry, and has been an Otter Tail Corporation board member for 5 years.

“We believe that the strategic realignment underway will ultimately reduce our overall risk profile, enhance our credit metrics and our ability to support the dividend, and allow us to capitalize on the growth opportunities available to us. This strategic direction will be critical to delivering long-term shareholder value and I am pleased with the opportunity to play an active role with the executive management team in moving these efforts forward during this transition,” said McIntyre.

About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility and energy services company, wind energy and transportation, health services, and infrastructure businesses that include manufacturing, construction and plastics. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.

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